Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MOUNTAIN VALLEY SPRING COMPANY

Mountain Valley Spring Company, a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.                                                               The name of the Corporation is Mountain Valley Spring Company.

2.                                                               The Corporation was originally incorporated under the name “Sage Transaction Sub, Inc.” on October 13, 2011, pursuant to the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

3.                                                               Pursuant to Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates the provisions of the Certificate of Incorporation of the Corporation.

4.                                                               Pursuant to resolutions duly approved and adopted by the directors of the Corporation on [•], 2012 and by written consent of the sole stockholder of the Corporation on [•], 2012, in accordance with the DGCL, the text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this Corporation is Mountain Valley Spring Company (the “Corporation”).

ARTICLE II

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.  In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

(a)                                  Authorized Shares.  The total number of authorized shares of all classes of capital stock which the Corporation has authority to issue is [•] (•), consisting of:

1.                                       [•] shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”); and

2.                                       [•] shares of Common Stock, par value $0.01 per share (“Common Stock”).

(b)                                 Issuance of Stock.  Shares of capital stock of the Corporation may be issued by the Corporation from time to time in such amounts and proportions and for such consideration (not less than the par value thereof) as may be fixed and determined from time to time by the Board of Directors and as shall be permitted by law.

(c)                                  Preferred Stock.  The Preferred Stock may be issued in one or more series.  The Board of Directors of the Corporation is hereby authorized (i) to issue shares of Preferred Stock in such series, (ii) to fix the number of shares of any series of Preferred Stock (iii) to determine or alter the designations, powers, preferences, rights (including voting rights), and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and (iv) within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock.  In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolutions originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

(d)                                 Common Stock.  Except as (i) otherwise required by law or (ii) expressly provided in this Certificate of Incorporation (as may be amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably, and be identical in all respects as to all matters.

1.                                       Voting Rights.  On all maters voted upon by the stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation on all matters voted upon by the stockholders of the Corporation.

2.                                       Dividend Rights.  Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation, the holders of Common Stock: (i) subject to the rights of holders of any series of Preferred Stock, shall share ratably, on a per share basis, in all dividends and other distributions payable in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the

Board of Directors pursuant to authority expressly vested in it by the provisions of paragraph (c) of this Article IV.

3.                                       Conversion Rights.  The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

4.                                       Liquidation Rights.  In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, all assets and funds of the Corporation remaining after the payment or payment of the Corporation’s debts and subject to the rights of the holders of the Preferred Stock upon such liquidation, dissolution, or winding up, if any, shall be divided and distributed among the holders of the Common Stock ratably on a per share basis.

(e)  Preemptive Rights.  No holder of any shares of capital stock of the Corporation of any class shall be entitled, as a matter of right, to subscribe for or purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Corporation of any class or carrying or evidencing any right to purchase shares of stock of any class, but any such unissued stock, or such additional authorized issue of any stock, or of other securities convertible into stock or carrying any right to purchase stock, may be issued and disposed of, pursuant to resolutions of the Board of Directors, to such persons, firms, corporations, or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

ARTICLE V

(a)                                  Management.  The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors of the Corporation.  The number of directors that shall constitute the entire Board of Directors shall be fixed from time to time by the affirmative vote of a majority of the total number of directors then in office.

(b)                                 Election and Term.  Except as expressly provided herein, the manner of election and removal of such directors and the term such directors shall hold office shall be designated in the bylaws of the Corporation.  Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (or Certificate of Designation) applicable thereto.

(c)                                  Vacancies.  Subject to the rights, if any, of holders of any series of Preferred Stock, (i) any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and (ii) any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(d)                                 Removal.  Subject to the rights, if any, of holders of any series of Preferred Stock, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.  Any amendment, alteration, change or repeal of the Corporation’s bylaws by the stockholders of the Corporation shall require the affirmative vote of a majority of the outstanding shares of the Corporation entitled to vote on such amendment, alteration, change or repeal; provided, however, that Section 11 of Article II, Sections 2, 3, and 4 of Article III, and Article VII of the bylaws of the Corporation shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then outstanding shares of the Corporation entitled to vote on such alteration or repeal.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

(a)                                  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director, officer or other employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (a) of this Article VIII shall be a contract right. In addition, the Corporation shall, to the fullest extent permitted by the DGCL, pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this paragraph (a) of this Article VIII or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

(b)                                 Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under paragraph (a) of this Article VIII shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VIII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this Article VIII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to paragraph (a) of this Article VIII, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to paragraph (a) of this Article VIII shall be the same procedure set forth in this paragraph (b) for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

(c)                                  Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

(d)                                 Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this Article VIII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(e)                                  Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director, officer or other employee of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(f)                                    Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(g)                                 Merger or Consolidation. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

(h)                                 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under paragraph (a) of this Article VIII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law), outside the State of Delaware as such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE X

For so long as any security of the Corporation is registered under Section 12 of the Securities Exchange Act of 1934: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, (ii) the stockholders must take any action required or permitted to be taken by the holders of any class or series of stock of the Corporation at a duly called annual or special meeting of stockholders, (iii) the power of stockholders to consent in writing without a meeting is specifically denied; and (iv) special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

ARTICLE XI

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII

The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE XIII

Unless (x) the Corporation consents in writing to the selection of an alternative forum or (y) the Court of Chancery of the State of Delaware determines that an indispensible party is not subject to the jurisdiction of the Delaware courts but can be joined in another forum in the United States, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the Company’s bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XIV

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors shall be required to amend, alter, change or repeal Articles VII, VIII, X, XII, or XIII or this Article XIV.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the              day of                   , 2012.

MOUNTAIN VALLEY SPRING COMPANY

By:
Name:	Robert M. Eubanks, III
Title:	Secretary and General Counsel